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                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK



CHANGE OF INSURED BENEFIT RIDER

This rider is made part of the policy to which it is attached if "Change of Insured Benefit Rider" is shown in the Policy Specifications.

CHANGE OF INSURED. On any Monthly Anniversary Day during the continuance of this policy and this rider, the Owner may name a new Insured in place of the current Insured provided that:


(a) the new Insured is older than the number of years this policy has been in force and is under Age 65,

(b) the Company is (i) provided satisfactory evidence of insurability, (ii) furnished evidence that the Owner has an insurable interest in the life of the new Insured and (iii) furnished written consent by the assignee, if any, approving substitution of the Insured,

(c) there is sufficient Net Accumulation Value in this policy to cover the then required Monthly Deduction, as adjusted to reflect the new Insured, and any policy fees on the substitution date (if the amount of such Net accumulation Value is insufficient, a premium sufficient to cover the required Monthly Deduction and any policy fees must be paid), and

(d) the conditions set forth below and any other regulatory requirements are met.

The substitution date is the Monthly Anniversary Day that next follows the date the request for substitution is received and all requirements for the substitution are met.

TERMS OF SUBSTITUTION. Revised policy pages will be provided to reflect the terms of substitution as described below.

(a)  The Date of Issue will be the same date as the original Date of Issue.

(b) The Specified Amount and Death Benefit Option on the life of the new Insured will be the same as on the substitution date, unless otherwise agreed to by the Owner and the Company. The Specified Amount may be subject to upward adjustment if such is required by the Internal Revenue Code to maintain the policy as a life insurance contract.

(c) The Accumulation Value of the policy will be the same as the then current Accumulation Value as on the substitution date less (i) the Monthly Deduction for the policy month following the substitution date and (ii) any charges for making the substitution. Any indebtedness (loans plus accrued loan interest) will continue unless such indebtedness is repaid prior to the substitution.

(d) Monthly Deductions under the policy will be based on the new Insured's attained age and underwriting class.

(e) The policy will include a new "Schedule 1: Surrender Charges" based upon the new Insured's attained age, the issue year and duration of the policy and any differences in coverage amount.

(f) The policy may include provisions for any type of supplementary benefits issued by the Company at the new Insured's attained age on the substitution date, subject to the Company's rules then in effect for including such benefits. Supplementary benefits may be terminated unless agreed to by the Company and Owner.


LR496 NY

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CHANGE OF INSURED BENEFIT RIDER (CONTINUED)


(a) New "Suicide" and "Incontestability" periods as provided in the policy will apply with respect to the new Insured and will be measured from the substitution date.

(b) Unless requested otherwise, the Owner and Beneficiary of the policy will continue to remain the same.

TERMINATION. The rider and all rights provided under it will terminate automatically upon whichever of the following occurs first:


(a) the Date of Expiry, which is the Policy Anniversary nearest to the current Insured's 65th birthday, unless a different date is shown in the Policy Specifications for this benefit.

(b)  a substitution is made,

(c)  the death of the Insured,

(d)  the policy lapses,

(e)  the surrender of this policy.

REINSTATEMENT. If this policy lapses and is reinstated as described in the "No Lapse," "Grace Period," and "Reinstatement" provisions, this rider will also be reinstated.

POLICY PROVISIONS. Except as provided above, this rider is subject to all the terms of the policy.

EFFECTIVE DATE. The effective date of this rider is the Date of Issue of the policy unless otherwise shown in the Policy Specifications.



                                      Lincoln Life & Annuity Company of New York





LR496 NY